Exhibit 10.5
[NOTE: THE SYMBOL [**] IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.]
AMENDMENT TO THE TECHNOLOGY LICENSE AND SERVICES AGREEMENT
By their signatures below, Phoenix Technologies Ltd. (“Phoenix”) and Quanta Computer, Inc. (“Licensee”) agree to amend the Technology License and Services Agreement dated as of December 31, 2004 (Phoenix Agreement No. 60120100) (as amended from time to time, the “Agreement”), as set forth below. Phoenix and Licensee agree that (i) except as expressly set forth herein, each and every provision of the Agreement shall remain in full force and effect; and (ii) the programs and services listed in this Amendment shall be governed by the terms and conditions of the Agreement. This Amendment shall be effective as of November 15, 2007 (the “Amendment Effective Date”). Unless otherwise defined herein, capitalized terms used without definition have the respective meanings ascribed to those terms in the Agreement.
Pursuant to the terms and conditions of this Amendment, Phoenix and Licensee agree to:
I.	Add Supplement XVIII to the Attachment I – Licenses and Services to the Agreement; and

II.	Modify certain provisions of the Agreement.
This Amendment is expressly contingent upon Licensee’s signature on or before November 30, 2007. In the event this Amendment is not signed by Licensee on or before November 30, 2007, then the terms and conditions set forth in this Amendment will be null and void.

Phoenix:	Phoenix Technologies Ltd.	Licensee:	Quanta Computer, Inc.

Signature:		Signature:

Name:		Name:

Title:		Title:

Date:		Date:

I. Add Supplement XVIII to Attachment I – Licenses and Services of the Agreement as follows:
ATTACHMENT I – LICENSES AND SERVICES
SUPPLEMENT XVIII

Item	Products and Services	Units	Per Unit Fee	Total Fees
1.0.0	Program (Object Code) Licenses:
(see Special Requirements: Sections A, B, D)

1.1.0	Royalty Prepayment	[**]	[**]	[**]

1.1.1	SecureCore Mobile – Object Code In combination with the following Program: MultiKey – Object Code	See Special Requirements Section D-1	See Special Requirements Section D-1	—

(for distribution of the object code version of the compiled SecureCore or TrustedCore source code)

2.0.0	Source Code Licenses:
(see Special Requirements: Sections A, B, E)

2.1.0	Chipset Modules – Source Code (to be determined)	[**]	[**]	[**]

ATTACHMENT – LICENSES AND SERVICES / SUPPLEMENT XVIII (CONTINUED)

Item	Products and Services	Units	Per Unit Fee	Total Fees
3.0.0	Tool Licenses:
(see Special Requirements: Sections A, B, F)

3.1.0	Two (2) program set consisting of	[**]	[**]	[**]
Item 3.1.1 and Item 3.1.2:

3.1.1	Tool Subscription License – Redistribution	—	—	—
and Internal Use

3.1.2	Tool Subscription Maintenance	—	—	—

4.0.0	Support Services:
(see Special Requirements: Sections A, B, G)

4.1.0	CSS Standard Support Services	[**]	—	[**]

	Total Fees	—	—	[**]
(see Special Requirements: Sections A, B, C)
Special Requirements:
A.	Definitions. For purposes of this Section I of this Amendment, the following definitions for the listed defined terms shall be applicable and such definitions shall supersede any other previous definition for the corresponding defined term as may be set forth in the Agreement or any other amendment thereto:

A-1	“April 2007 Amendment” means the amendment to the Agreement dated April 2, 2007, bearing agreement number 60120120, which sets forth the provisions for Source Code licensing.

A-2	“Business Entity” means a company, corporation or other entity that acquires or manufactures Licensee Products.

A-3	“Competitor” means a company, corporation or other entity that develops, markets and/or licenses software similar in function to Phoenix’s CSS line of commercially available products.

A-4	“December 2005 Amendment” means the amendment to the Agreement dated December 23, 2005, bearing agreement number 60120106, which sets forth the provisions for CSS Standard Support Services.

A-5	“December 2006A Amendment” means the amendment to the Agreement dated December 8, 2006, bearing agreement number 60120115 which sets forth the “SecureCore Mobile – Object Code” licenses for use and incorporation into Licensee Product (for Licensee’s customer [**]).

A-6	“December 2006A Prepayment” means the royalty prepayment set forth in Supplement XIII, Item 1.1.0 of the December 2006A Amendment.

A-7	“December 2006B Amendment” means the amendment to the Agreement dated December 29, 2006, bearing agreement number 60120117, which sets forth the “SecureCore Mobile – Object Code” licenses for use and incorporation into Licensee Product (other than for Licensee’s customer [**]).

A-8	“December 2006B Prepayment” means the royalty prepayment set forth in Supplement XIV, Item 1.1.0 of the December 2006B Amendment.

A-9	“February 2007 Amendment” means the amendment to the Agreement dated February 26, 2007, bearing agreement number 60120118, which sets forth the provisions for Source Code licensing.

A-10	“Internal Use Tools” means the Tools which are for internal use only by Licensee.

A-11	“License Term” means the term of the Program (Object Code), Tool and Source Code licenses set forth in Supplement XVIII, which shall be for the period from November 15, 2007 through [**].

A-12	“Object Code Tools” means Tools provided in Object Code.

A-13	“Per Unit Fee” means the applicable per unit fee set forth in Item 1.1.1 of Supplement XVIII.

A-14	“Program Licenses” means the “SecureCore — Object Code” licenses set forth in Item 1.1.1 of Supplement XVIII.

A-15	“Redistribution Tools” means those Tools specifically identified by Phoenix upon delivery which Licensee is authorized to redistribute, in Object Code only, pursuant to the terms of this Amendment.

A-16	“Royalty Prepayment” means a prepaid credit against the Program Licenses at the applicable Per Unit Fee, as set forth in Item 1.1.0 of Supplement XVIII.

A-17	“Source Code Tools” means Tools provided by Phoenix in source code form, i.e., the human readable form of the software programs.

A-18	“Support Services Term” means the term for the services set forth in Supplement XVIII, which shall be for the period from November 15, 2007 through [**].

A-19	“Tools” means the Object Code Tools and Source Code Tools, as applicable, of the computer software programs(s) licensed per the terms of this Amendment; where such Tools are used for (i) flashing programs, in object code, onto Licensee Product; and (ii) development and debugging of Licensee Products.

A-20	“Tool Subscription License” means the license for the Redistribution Tools and Internal Use Tools.

A-21	“Tool Subscription Maintenance” means any updates, minor enhancements and/or defect corrections which revise or correct software inefficiencies or defects to the existing software functionality of the Tools. Such Tool Subscription Maintenance shall be provided (i) if and when available and (ii) in object code format or source code format, as applicable. Licensee shall use the deliverables disclosed under the Tool Subscription Maintenance pursuant to the provisions of this Amendment.
B.	Currency. All fees set forth in Supplement XVIII are in United States currency.

C.	Payment. Licensee agrees to pay Phoenix the Royalty Prepayment and other fees in the aggregate amount of [**] for the licenses and services set forth in Supplement XVIII. Such fees shall be paid by Licensee to Phoenix in installments as follows:

Payment Due Date	Amount Due
[**]	[**]

[**]	[**]

C-1	Licensee’s obligation to pay the fees set forth in this Amendment is absolute, and such license fees are non-cancelable and non-refundable.
D.	Object Code Licenses.

D-1	The Per Unit Fee for the Program Licenses shall be as follows:

Quantity	Per Unit Fee
[**]	[**]

[**]

D-2	For the License Term, the Royalty Prepayment shall authorize Licensee to distribute, in compliance with the provisions of this Amendment and the Agreement, copies of the Program Licenses at the applicable Per Unit Fee for use with or incorporation into Licensee Products.

D-2-1	During the License Term, Licensee shall provide Phoenix with monthly royalty reports pursuant to Section 5.2 of the Agreement, stating the number of units of Program Licenses distributed by Licensee during the reporting period and the applicable Per Unit Fee(s). The aggregate Per Unit Fees reported shall be deducted from the Royalty Prepayment.

	D-2-2	Prior to the end of the License Term, if the Royalty Prepayment has been exhausted by Licensee’s distribution of the Program Licenses, then:

(i) for the remainder of the License Term, Licensee shall provide royalty reports to Phoenix, as set forth in Section 5.2 of the Agreement. Notwithstanding the terms of Section 5.2 of the Agreement, Licensee shall provide such royalty reports to Phoenix on or before the [**] day after the end of each month, Royalties at the applicable Per Unit Fee shall be due and payable by Licensee to Phoenix on [**] day terms from Phoenix’s invoice date; and

(ii) Licensee agrees to accelerate payment of all Royalty Prepayment and other fee installments set forth in Section C of this Amendment that are then outstanding. [**]

	D-2-3	At the end of the License Term, if the Royalty Prepayment has not been exhausted by Licensee’s distribution of the Program Licenses, then Licensee shall not have any right to deduct any Per Unit Fees from the remaining Royalty Prepayment amount for the distribution of Program Licenses.

	D-2-4	At the end of the License Term, Licensee may license additional copies of the SecureCore – Object Code Programs from Phoenix, at Phoenix’s then current per unit fees. The parties agree to set forth in writing the terms and provisions for such additional licenses and associated fees.

D-3	Under the terms of the December 2006A Amendment, if the December 2006A Prepayment has been exhausted by Licensee’s distribution of the Programs set forth in Item 1.1.1 of Supplement XIII of the December 2006A Amendment prior to December 30, 2007, then the parties shall enter into a new royalty prepayment arrangement. The parties hereby agree that this Amendment is such new royalty prepayment arrangement. In addition, notwithstanding the provisions of Special Requirements, Section D-1 of the December 2006A Amendment, the parties further agree that the per unit fee for distribution of Program Licenses with or incorporated into Licensee Products [**] shall be at the applicable Per Unit Fee as set forth above in this Amendment.

D-4	Under the terms of the December 2006B Amendment, if the December 2006B Prepayment has been exhausted by Licensee’s distribution of the Programs set forth in Item 1.1.1 of Supplement XIV of the December 2006B Amendment prior to December 30, 2007, then the parties shall enter into a new royalty prepayment arrangement. The parties hereby agree that this Amendment is such new royalty prepayment arrangement. In addition, notwithstanding the provisions of Special Requirements, Section E-1 of the December 2006B Amendment, the parties further agree that the per unit fee for distribution of Program Licenses with or incorporated into Licensee Products [**] shall be at the applicable Per Unit Fee as set forth above in this Amendment.

D-5	Under the terms of the December 2006B Amendment, upon the expiration of the December 2006B Amendment license term on [**], the parties shall enter into an amendment, in writing, for the licensing of any additional units of SecureCore – Object Code distributed with or incorporated into Licensee Product. The parties hereby agree that such additional licenses shall be for the Program Licenses at the applicable Per Unit Fee as set forth above in this Amendment.
E.	Source Code Licenses.

E-1	Subject to the provisions of the Attachment VII – Source Code License of the Agreement, the February 2007 Amendment and the April 2007 Amendment, Licensee is authorized to use and have the Source Code, as set forth in Supplement XVIII, at the following authorized location: Quanta Computers, Inc., No. 188, Wen Hwa 2nd Road, Kei Shan Hsiang, Tao Yuan Shien, Taiwan, R.O.C.

	E-1-1	Subject to Section E-1-2 of these Special Requirements, in the event that Licensee desires to add a facility or provide notification of a change in address of a facility, then Licensee will provide written notification to Phoenix, where such notification may be via electronic mail to ptec_legal@phoenix.com.

	E-1-2	Licensee shall not allow the Source Code set forth in Supplement XVIII to be accessed by any facilities operated by affiliates, manufacturers or contractors of Licensee, unless the parties agree in writing to additional license rights and payment of fees, as applicable.

E-2	Subject to the provisions of the February 2007 Amendment and April 2007 Amendment, during the License Term, Licensee shall be entitled to up to [**] Chipset Module Source Code licenses. Licensee will select such Chipset Module Source Code licenses from Phoenix’s list of commercially available chipset modules, if and when available, for the specified code base Source Code. Licensee shall obtain these licenses by providing Phoenix with an authorization form (included in Exhibit A of the April 2007 Amendment) identifying (i) the Chipset Module(s); and (ii) the super I/O, clock generator and/or programmable sensor, as applicable.

	E-2-1	Prior to the end of the License Term, if Licensee has utilized all of the Chipset Module Source Code licenses set forth in Item 2.1.0 of Supplement XVIII, and Licensee desires to license additional Chipset Module Source Code, then the provisions for such additional licenses and associated fees shall be as set forth in the February 2007 Amendment and the April 2007 Amendment.

E-2-2	At the end of the License Term, if Licensee has not utilized all of the Chipset Module Source Code licenses set forth in Item 2.1.0 of Supplement XVIII, then the remainder of the Chipset Module Source Code licenses shall expire and no longer be available.
F.	Tool Subscription License and Maintenance.

F-1	The Tool Subscription License includes the following deliverables: (i) Object Code Tools that are available at the commencement of the License Term; (ii) Source Code Tools that are available at the commencement of the License Term; (iii) Object Code Tools that are made commercially available by Phoenix during the License Term, if and when available; and (iv) Source Code Tools that are made commercially available by Phoenix during the License Term, if and when available.

F-2	Subject to the provisions of this Amendment, during the License Term, Phoenix grants Licensee a non-exclusive, non-transferable limited license to internally use the Internal Use Tools, but solely for the following purposes:

(i) for the Source Code Tools: (a) modifying and creating derivative works for use in connection with Phoenix CSS software programs, (b) compiling the Source Code Tools of the derivative works into Object Code for internal testing and evaluation in connection with Phoenix CSS software programs, and (c) internal Licensee maintenance and defect correction of such derivative works; and

(ii) for the Object Code Tools: (a) internal testing in connection with Phoenix CSS software programs, and (b) evaluations in connection with Phoenix CSS software programs.

	F-2-1	Licensee shall not itself, nor permit any third party to: (i) sublicense, distribute or disclose the Internal Use Tools, in whole or in part, to any third party; (ii) alter, remove, disable or suppress the display of any copyright, trademark, trade name, logo or trade dress included as part of the Internal Use Tools; or (iii) modify, translate, reverse engineer, decompile or disassemble any Internal Use Tools provided in Object Code.

	F-2-2	The Internal Use Tools shall be for Licensee’s internal use by multiple users up to [**] users at the following authorized location: Quanta Computers, Inc., No. 188, Wen Hwa 2nd Road, Kei Shan Hsiang, Tao Yuan Shien, Taiwan, R.O.C.

	F-2-3	Subject to Section F-2-4 of these Special Requirements, in the event that Licensee desires to add a facility or provide notification of a change in address of a facility, then Licensee will provide written notification to Phoenix, where such notification may be via electronic mail to ptec_legal@phoenix.com.

	F-2-4	Licensee shall not allow (a) more than [**] users to access the Internal Use Tools or (b) any facilities operated by affiliates, manufacturers or contractors of Licensee to access the Internal Use Tools, unless the parties agree in writing to additional license rights and payment of fees.

F-3	Notwithstanding the provisions of Section F-2 of these Special Requirements, and subject to the provisions of this Amendment, during the License Term, Phoenix hereby grants Licensee a non-exclusive, non-transferable limited license to use, reproduce, have reproduced, perform, display and redistribute the Redistribution Tools, but only for use with or incorporation into Licensee Products.

	F-3-1	Redistribution Tools may be redistributed on a CD, ROM or other physical media with Licensee Product. Redistribution Tools used for flashing may also be distributed on Licensee’s website.

	F-3-2	Licensee shall not itself, nor permit any third party to: (i) sublicense, distribute, or disclose to any third party the (a) Internal Use Tools which are Source Code Tools, in whole or in part, or (b) Internal Use Tools provided in Object Code, in whole or in part; (ii) allow or permit any Business Entity to redistribute, sublicense, or disclose the Redistribution Tools (except if such Redistribution Tools are provided on a physical media incorporated into or with Licensee Product); (iii) re-brand the Redistribution Tools as Licensee’s own tools; or (iv) sublicense, distribute or disclose such Redistribution Tools, in their entirety, to Competitors.

	F-3-3	For purposes of clarification, no per unit royalties shall be payable by Licensee to Phoenix for redistribution of the Redistribution Tools.

F-4	During the License Term, Phoenix shall provide Tool Subscription Maintenance for the Tools, if and when available. Licensee is authorized to use the deliverables disclosed pursuant to Tool Subscription Maintenance activities at the authorized facilities and for the purposes as set forth in this Section F of these Special Requirements.

	F-4-1	Licensee shall not allow the deliverables disclosed pursuant to Tool Subscription Maintenance activities to be accessed by any facilities operated by affiliates, manufacturers or contractors of Licensee, unless the parties agree in writing to additional rights and payment of fees.

F-5	Thirty (30) days prior to the end of the License Term and/or any renewal thereof, Licensee may obtain renewal for the Tool Subscription License (including the Tool Subscription Maintenance) by (i) an amendment to the Agreement; or (ii) using the procedure for additional Deliverables, as set forth in Section 4 of the Agreement. In the event that Licensee provides Phoenix with a purchase order for the renewal of the Tool Subscription License (including the Tool Subscription Maintenance), then such purchase order shall at a minimum include the following information: (i) reference to the Agreement by agreement number; and (ii) the Phoenix product name: “Tool Subscription License – Redistribution and Internal Use (including the Tool Subscription Maintenance)”. For purposes of clarification, any renewal term of the Tool Subscription License (including the Tool Subscription Maintenance) shall be for a period of [**], unless otherwise agreed by the parties, in writing.

	F-5-1	Licensee agrees to pay Phoenix the annual fees for such Tool Subscription License (including the Tool Subscription Maintenance) renewal, pursuant to provisions of Supplement XVIII and Section 5 of the Agreement.

	F-5-2	Phoenix reserves the right, at its option, to update the Tool Subscription License (including the Tool Subscription Maintenance) fees, as set forth in Supplement XVIII, upon [**] written notification to Licensee, where such updated fees shall be applicable at the next renewal period.

F-6	For purposes of clarification, the Tool Subscription License (including the Tool Subscription Maintenance) does not include any Services or Support Services (including but not limited to customization, modifications, implementation, or consultation), as defined in the Agreement. If Licensee desires to obtain Services or Support Services from Phoenix related to the Tool Subscription License (including the Tool Subscription Maintenance), then the parties agree to set forth in writing the terms for such Services or Support Services and the associated fees.
G.	Support Services.

G-1	Subject to the provisions of the December 2005 Amendment, during the Support Services Term, Phoenix agrees to provide the number of person days of Support Services set forth in Item 4.1.0 of Supplement XVIII. The Support Services will be conducted at Phoenix’s offices located in Taiwan or the People’s Republic of China.

G-2	The fees for the number of person days of Support Services, as set forth in Item 4.1.0 of Supplement XVIII, are included in the Per Unit Fee for the Program Licenses.

G-3	Prior to the end of the Support Services Term, if Licensee has used all of the person days of Support Services set forth in Item 4.1.0 of Supplement XVIII, and Licensee desires to obtain additional person days of Support Services, then the parties agree to set forth in writing the terms for such additional person days of Support Services at Phoenix’s then current per person day fee(s).

G-4	At the end of the Support Services Term, if Licensee has not used all of the person days of Support Services set forth in Item 4.1.0 of Supplement XVIII, then the remaining person days of Support Services shall expire and no longer be available.
II.   The parties agree to modify the Agreement as follows:
A.	Definitions. For purposes of this Section II of this Amendment, the following definitions for the listed defined terms shall be applicable:

A-1	“December 29, 2005 Amendment” means the amendment to the Agreement dated December 29, 2005, bearing agreement number 60120108.

A-2	[**]

A-3	“Recover Mfg Programs” means the Phoenix Recover 6 Manufacturing – Object, which includes Phoenix Recover Pro 6 – Object – 30 day trial version, as set forth in Item 1.1.2 of Supplement VIII to the December 29, 2005 Amendment.

A-4	“TrustedCore Notebook Programs” means the TrustedCore Notebook – Object, in combination with MultiKey Notebook – Object – MK/XL, as set forth in Item 1.1.1 of Supplement VIII to the December 29, 2005 Amendment.
B.	Termination of License. Notwithstanding the provisions of the December 29, 2005 Amendment, Phoenix and Licensee hereby agree that the license rights for the TrustedCore Notebook Programs and Recover Mfg Programs shall no longer be applicable and Licensee shall have no further rights to distribute such Programs after [**].

C.	[**]

C-1	[**]

TECHNOLOGY LICENSE AND SERVICES AGREEMENT
This Technology License and Services Agreement (“Agreement”) is entered into as of December 31, 2004 (the “Effective Date”) by and between Phoenix Technologies Ltd., having an office at 915 Murphy Ranch Road, Milpitas, California 95035 U.S.A. (“Phoenix”), and Quanta Computer, Inc., having an office at No. 188, Wen Hwa 2nd Road, Kei Shan Hsiang, Tao Yuan Shien, Taiwan R.O.C. (“Licensee”). In consideration of the benefits and obligations exchanged in this Agreement, the parties agree as follows:
1.	CERTAIN DEFINED TERMS. All terms in this Agreement with initial capitals have the meanings set forth in Attachment II — Definitions, unless defined elsewhere. All defined terms in singular form shall include the plural meanings of such terms and vice versa, if applicable. All references to a Section, Attachment or Amendment mean a section, attachment or amendment of this Agreement. All references to this Agreement include all attachments, exhibits, exhibit amendments, and amendments.

2.	LICENSE GRANT. Phoenix grants Licensee a non-exclusive, non-transferable, worldwide and royalty bearing license to use, reproduce, have reproduced, perform, display and distribute the Programs, but solely: (a) for use with or incorporation into Licensee Products; and (b) for the number of Program copies paid for by Licensee at the per Program copy license fees specified in this Agreement. The licenses granted in this Agreement are subject to all terms, conditions, requirements, restrictions and limitations set forth in this Agreement. All rights not expressly granted are reserved by Phoenix.

3.	USE RESTRICTIONS. As a condition to the licenses granted in this Agreement, Licensee shall not itself, nor permit any third party to: (a) sublicense, sell, or otherwise distribute any Program copies separately from Licensee Products, (b) alter, remove, disable or suppress the display of any end-user license agreement, copyright, trademark, trade name, logo or trade dress included as part of the Programs, or (c) modify (except as otherwise set forth in this Agreement), translate, reverse engineer, decompile, or disassemble any Programs.

4.	ADDITIONAL DELIVERABLES.

4.1	The parties may subsequently add Deliverables, services and/or other items available by Phoenix, to this Agreement using any one of the following methods:

Method I: (a) Licensee issues a purchase order to Phoenix for such Deliverables, services and/or other items, referencing this Agreement; (b) Phoenix issues an invoice to Licensee; (c) Phoenix delivers the relevant Deliverables, services and/or other items to Licensee; and (d) Licensee pays Phoenix the applicable fees. Each invoice issued by Phoenix in response to Licensee’s purchase order shall constitute an Amendment to this Agreement.

Method II: (a) Phoenix issues a quotation to Licensee for any such Deliverables, services and/or other items; (b) Licensee issues a purchase order to Phoenix for the Deliverables, services and/or other items listed in the Phoenix quote, provided that Licensee’s purchase order must mirror the prices and other terms listed in the Phoenix quote and references this Agreement; (c) Phoenix delivers the relevant Deliverables, services and/or other items to Licensee; and (d) Licensee pays Phoenix the applicable fees. Each purchase order issued by Licensee in response to Phoenix’s quotation shall constitute an Amendment to this Agreement.

Method III: a written amendment to this Agreement, signed by the parties.

4.2	The terms and conditions of any invoice, purchase order or other business form or written authorization used by Licensee will have no effect on the rights, duties or obligations of the parties with respect to any subsequent Deliverables, services, and/or other items available from Phoenix, regardless of the failure of Phoenix to object to those terms or conditions.

4.3	The parties agree that all subsequent Deliverables, services, and/or other items provided by Phoenix to Licensee shall be subject to the terms of this Agreement (unless otherwise provided in a written agreement duly executed by an authorized representative of each party).

5.	FEES AND PAYMENT TERMS.

5.1	Licensee will pay Phoenix all fees in accordance with the terms of this Agreement. Except as otherwise specified in this Agreement, Licensee will pay all amounts due on net [**] terms from Phoenix’s invoice date, in United States currency. All amounts due under this Agreement are non-cancelable, and are an absolute commitment.

5.2	Licensee agrees to pay Phoenix the per-Program copy royalty set forth in this Agreement (“Royalties”) for each copy of a Program reproduced on a Licensee Product. Licensee will account for and pay all Royalties owed to Phoenix by submitting monthly Royalty reports to Phoenix, in the form as set forth in Attachment X – Document Forms; Form A – Royalty Report Form or in a form reasonably acceptable to Phoenix. Each such report shall be provided to Phoenix within thirty (30) days after the end of the subject month, and will be signed by a representative of Licensee who has certified that, based on a review of Licensee’s records kept in accordance with generally accepted accounting principles, such report accurately sets forth the number of Program copies reproduced on Licensee Products during the subject month. With each Royalty report, Licensee will submit payment for all Royalties due Phoenix pursuant to such report. Licensee’s obligation to furnish monthly Royalty reports and to make monthly Royalty payments to Phoenix will continue for as long as Licensee distributes any Programs on Licensee Products. Royalty reports are required even if Licensee reports no distribution of any Programs during a particular month. If Licensee completely stops distributing Programs, Licensee will promptly provide Phoenix with a final monthly Royalty report, a final Royalty payment for the full amount of all Royalties due, and a written certification that Licensee has stopped all distribution of Programs on Licensee Products.

5.3	Notwithstanding the terms of Section 5.2, Licensee will not be required to report Royalties to Phoenix if, for each and every copy of a Program reproduced on a Licensee Product, Licensee purchases a Phoenix Program label and affixes such labels to each such Licensee Product. Licensee shall purchase Program labels by issuing purchase orders to Phoenix for such Program labels. The price for Program labels shall be the per-Program copy royalties set forth in this Agreement. Phoenix will accept all properly issued purchase orders for Program labels and will deliver the same to Licensee in consideration of Licensee’s payment. The terms and conditions of any invoice, purchase order or other business form or written authorization used by Licensee will have no effect on the rights, duties or obligations of the parties with respect to purchase of Program labels, regardless of the failure of Phoenix to object to those terms or conditions. Licensee agrees to: (a) order a minimum of [**], in United States currency, for Program labels per purchase order or as otherwise set forth in this Agreement; and (b) consume Program labels during its manufacturing process by firmly affixing the same to each Licensee Product containing a copy of a Program. Unless otherwise agreed by the parties, Licensee agrees that it shall not obtain Program labels from any source other than Phoenix.

5.4	During the term of this Agreement and for a period of [**] thereafter, Licensee agrees that Phoenix may hire an independent accounting firm to audit all relevant books and records for the sole purpose of determining Licensee’s compliance with the obligations of this Agreement. Phoenix shall not conduct such an audit more than [**] period. Any such audit will be conducted at Licensee’s premises during regular business hours, after reasonable notice, and in a manner that will not unduly interfere with Licensee’s normal business practices. Licensee will provide all reasonable assistance and cooperation that Phoenix may request during any audit. Licensee will promptly pay Phoenix the full amount of any underpayment revealed by an audit, and if such amount represents an underpayment of [**] or more, Licensee shall promptly reimburse Phoenix for the reasonable cost of such audit.

5.5	All amounts payable to Phoenix under this Agreement are exclusive of any taxes and other charges imposed by any federal, state, local, or other governmental entity. Licensee shall be responsible for, and if necessary reimburse Phoenix for any such taxes and charges, except for taxes based on Phoenix’s net income.

6.	DELIVERY. Unless otherwise set forth in this Agreement, Phoenix will deliver the Deliverables to Licensee [**] days after final execution of this Agreement, an Amendment, or in response to Licensee providing a purchase order to Phoenix. If delivery is via common carrier, then it will be FOB, origin Phoenix’s facility. If delivery is via Phoenix’s WWW or FTP site, then: (a) Phoenix will provide Licensee with all information needed to download such Deliverables; and (b) Licensee shall be deemed to have downloaded and taken possession of all Deliverables on the same date Phoenix provides Licensee with the information required to complete such download.

7.	OWNERSHIP. All Deliverables and Modifications, made by Phoenix or on behalf of Phoenix, are the proprietary property of Phoenix and/or its suppliers. Except to the extent expressly authorized in this Agreement, Licensee shall have no right to (nor will allow any third party to) sell, assign, lease, transfer, encumber, or otherwise suffer to exist any lien or security interest on the Deliverables (or Modifications, made by Phoenix or on behalf of Phoenix).

8.	WARRANTIES AND DISCLAIMERS.

8.1	Phoenix warrants to Licensee that the Programs and Tools, in their unmodified form and when used as authorized under this Agreement, will perform materially in accordance their Specifications for a period of [**] from the date initially delivered to Licensee (the “Warranty Period”). If, during the Warranty Period, the Programs do not perform materially in accordance with their Specifications, Phoenix shall use commercially reasonable efforts to rectify the non-conformity. If Phoenix determines that the preceding option is commercially impractical, then Phoenix shall [**], and in such event, any licenses granted by Phoenix to Licensee for such Programs shall terminate. Phoenix warrants that it will perform any services provided under this Agreement in a professional manner, and in accordance with generally recognized commercial practices and standards.

8.2	THE PROVISIONS OF THIS SECTION 8 STATE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO LICENSEE. PHOENIX DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE REGARDING OR RELATING TO ANY PROGRAMS, TOOLS OR SERVICES FURNISHED OR PROVIDED TO LICENSEE UNDER THIS AGREEMENT. PHOENIX SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	INDEMNIFICATION BY PHOENIX.

9.1	[**]. Phoenix will, at its own expense, defend, indemnify and hold Licensee harmless from any claim made or threatened or any suit or proceeding brought against Licensee to the extent based on an allegation that any Program furnished to Licensee under this Agreement infringes [**] copyright or patent in existence on the date such Program was provided to Licensee, but only if Licensee: (a) notifies Phoenix in writing within a reasonable period of time (such that Phoenix suffers no prejudice to its rights) of such action; (b) gives Phoenix the right to control and direct the defense and settlement of such action; (c) makes no compromise, settlement or admission of liability; and (d) provides reasonable assistance and cooperates in the defense of such action. Subject to the limitations set forth in Section 11, Phoenix shall pay any resulting damages, costs and expenses finally awarded to a third party, including but not limited to reasonable attorney’s fees. Phoenix will have no responsibility for the settlement of any claim, suit or proceeding made by Licensee without Phoenix’s prior written approval.

9.2	If any Program is held to infringe and the use of such Program is enjoined, Phoenix will at its expense, either [**], and at such event, any licenses granted by Phoenix to Licensee for such Program shall terminate.

9.3	Phoenix’s obligations as stated in this Section 9 will not apply to any claim, suit or proceeding to the extent it is based on: (a) any modification of the Programs other than by Phoenix or the combination of the Programs with non-Phoenix hardware or software, if the claim, suit or proceeding would have been avoided if the Programs had not been so modified or combined; or (b) any use of the Programs not authorized by this Agreement.

9.4	This Section 9 sets forth the entire obligation of Phoenix, and Licensee’s exclusive remedy, for the actual or alleged infringement by any Deliverables of any patent, copyright, trade secret or other intellectual property right of any person or entity.

10.	INDEMNIFICATION BY LICENSEE. Licensee will, at its own expense, defend, indemnify and hold Phoenix harmless from any claim made or threatened or any suit or proceeding brought against Phoenix to the extent based on an allegation that any Licensee Product which uses or incorporates a Program infringes a [**] copyright or patent, but only if Phoenix: (a) notifies Licensee in writing within a reasonable period of time (such that Licensee suffers no prejudice to its rights) of such action; (b) gives Licensee the right to control and direct the defense and settlement of such action; (c) makes no compromise, settlement or admission of liability; and (d) provides reasonable assistance and cooperates in the defense of such action. Subject to the limitations set forth in Section 11, Licensee shall pay any resulting damages, costs and expenses finally awarded to a third party, including but not limited to reasonable attorney’s fees. Licensee will have no responsibility for the settlement of any claim, suit or proceeding made by Phoenix without Licensee’s prior written approval.

11.	LIMITATION OF LIABILITY.

11.1	IN NO EVENT WILL EITHER PARTY BE LIABLE TO EACH OTHER OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, EVEN IF THE PARTY TO BE CHARGED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2	IN NO EVENT WILL PHOENIX’S TOTAL LIABILITY UNDER ANY OR ALL PROVISIONS OF THIS AGREEMENT FOR ALL CAUSES OF ACTION ON A CUMULATIVE BASIS EXCEED THE PAYMENTS ACTUALLY MADE TO PHOENIX UNDER THIS AGREEMENT DURING THE IMMEDIATELY PRECEDING [**] PERIOD. NOTWITHSTANDING THE FOREGOING, EACH PARTY’S TOTAL LIABILITY UNDER SECTIONS 9 AND 10 SHALL NOT EXCEED [**].

11.3	THE PARTIES AGREE THAT PHOENIX HAS SET ITS PRICES AND ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE LIMITATIONS AND DISCLAIMERS IN THIS SECTION 11, WHICH REPRESENT A BARGAINED-FOR ALLOCATION OF RISK BETWEEN THE PARTIES (INCLUDING THE RISK THAT A CONTRACT REMEDY MAY FAIL OF ITS ESSENTIAL PURPOSE AND CAUSE CONSEQUENTIAL LOSS), AND FORMS AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES.

12.	CONFIDENTIALITY.

12.1	Each party (as “Discloser”) may disclose to the other party (as “Recipient”) information in written, electronic or other tangible form consisting of commercial, financial, legal, technical and other information that is considered by the Discloser to be of a confidential and proprietary nature and (a) is marked or identified as confidential or (b) by their nature would be deemed to be confidential (“Confidential Information”). If the Discloser provides Confidential Information to the Recipient in oral form, this Section 12 will apply if the Discloser (a) identifies such information as Confidential Information at the time it is first disclosed to the Recipient; and (b) confirms in writing to the Recipient within thirty (30) days of disclosure the fact that such information is deemed Confidential Information by the Discloser. The written confirmation shall include a summary of the information the Discloser deems confidential.

12.2	Except to the extent otherwise expressly permitted by this Agreement, the Recipient shall not copy, distribute, disclose, or otherwise disseminate any Confidential Information to any third party without the Discloser’s prior written consent.

12.3	The Recipient shall safeguard all of the Discloser’s Confidential Information using the same degree of care as it uses to safeguard its own confidential and proprietary information of a like nature, provided that it shall never use less than a reasonable degree of care. The Recipient will promptly report any unauthorized disclosure or use of the Discloser’s Confidential Information and will take any further actions that are reasonably requested by the Discloser to prevent or remedy any such violation.

12.4	Except as otherwise set forth in this Agreement, a Recipient’s obligation to maintain the confidentiality of the other’s Confidential Information shall continue for a period of five (5) years from the date of termination of this Agreement.

12.5	If the Recipient is served with a subpoena, demand, writ, summons, citation, order for disclosure of documents or other legal process in any way concerning the Confidential Information of Discloser, the Recipient shall notify the Discloser immediately in writing, and both parties shall cooperate in any lawful effort to contest the validity of such subpoena or legal process and to ensure that the confidentiality of such Confidential Information is maintained during the pendency of such legal process.

12.6	This Agreement imposes no obligation upon a Recipient with respect to any information that the Recipient can show: (a) was rightfully in the Recipient’s possession before receipt from the Discloser, (b) is or becomes a matter of public knowledge through no fault of Recipient or any third party; (c) is rightfully received by the Recipient from a third party without a duty of confidentiality; or (d) is independently developed by the Recipient without any reference to any Confidential Information. The Recipient shall have the burden of proving the applicability of any of the above exceptions. If any portion of a Discloser’s Confidential Information falls within one of the above exceptions, the remainder of the Confidential Information shall continue to be subject to the terms and conditions of this Agreement.

12.7	This Agreement and its contents are Confidential Information. Either party may publicly state the fact that Licensee is Phoenix’s customer, but any further statement requires advance written permission from the other party.

13.	TERM AND TERMINATION.

13.1	The term of this Agreement shall commence on the Effective Date and shall continue for a period of [**] years thereafter, unless earlier terminated by either party pursuant to this Section.

13.2	Either party may terminate this Agreement upon [**] written notice to the other party if the other party is in material breach of this Agreement and such material breach is not cured within such period.

13.3	If either party: (a) becomes insolvent; (b) makes an assignment for the benefit of creditors; (c) files or has filed against it a petition in bankruptcy or seeking reorganization; (d) has a receiver appointed; and/or (e) institutes any proceedings for liquidation or winding up; then the other party may terminate this Agreement immediately by written notice.

13.4	Within ten (10) days after expiration or termination of this Agreement, each party shall (a) return or destroy the original and all copies of any Confidential Information (including all Deliverables) in its possession or control, including but not limited to all copies contained on any magnetic or optical storage device owned or controlled by such party, and (b) provide the other with a statement, signed by a authorized officer of such party, that the originals and all copies have been returned or destroyed. Upon expiration or termination, all licenses granted in this Agreement will cease and shall have no further effect; provided that end users of the Programs shall be permitted the continued and uninterrupted use. Upon expiration or termination, each Party will remain obligated under this Agreement for transactions that have already been completed and to those parts of the Agreement relating to ownership, confidentiality, warranties, indemnity, limitation of liability, payment terms, obligations upon expiration or termination, and any other applicable provisions which by their nature would survive any such expiration or termination of this Agreement.

14.	GENERAL.

14.1	Assignment. No assignment by Licensee (by operation of law or otherwise) of any of its rights or obligations under this Agreement shall be effective without the prior written consent of Phoenix, which consent will not be unreasonably withheld. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

14.2	Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to its conflict of law rules. The parties agree to submit to the non-exclusive jurisdiction of the Superior Court of Santa Clara County, California and/or to

the jurisdiction of the United States District Court for the Northern District of California with respect to any legal action related to this Agreement. The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded from application to this Agreement.

14.3	Partial Invalidity; Waiver. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid, such provision shall be severed from this Agreement and shall not affect the validity of this Agreement as a whole or any of its other provisions. No waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to the provision so waived and is executed by an authorized representative of the party waiving its rights. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy

14.4	Injunctive Relief. Each party agrees that any actual or threatened breach of the confidentiality and licensing provisions of this Agreement will likely cause substantial harm to the non-breaching party that cannot be cured by money damages, therefore, either party may seek equitable relief upon request to protect such rights under this Agreement.

14.5	Notices. Any notice required or permitted to be made or given by either party will be deemed sufficiently made or given on the date of issuance if sent by certified mail, commercial courier, personal delivery, or a similar delivery method with a receipt for delivery. Any notice shall be addressed to the other party at the address in the header of this Agreement or to such other address as a party may designate by written notice given to the other party. Notices to Phoenix shall be sent to the attention of the General Counsel.

14.6	Export. Each party agrees that it will not, nor will it permit any third party to, export or re-export the Deliverables, in any form, without first obtaining any required United States and/or other governmental licenses or other authorization. By entering into this Agreement, Licensee represents and warrants that it is not: (a) located in or under the control of, nor is a national or resident of, any U.S. embargoed country; and (b) listed on, or under the control of any person listed on, the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.

14.7	Entire Agreement. The provisions of this Agreement (including any attachments, exhibits, exhibit amendments and amendments) constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to the subject matter of this Agreement.
As shown by its signature below, each party agrees to all provisions of this Agreement and has caused this Agreement to be executed on the date specified below by an individual authorized to sign on behalf of such party.

Phoenix: Phoenix Technologies Ltd.	Licensee: Quanta Computer, Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: